Exhibit 99.1
BANCINSURANCE CORPORATION ANNOUNCES
THIRD QUARTER RESULTS
SALE OF AFFILIATE BOOSTS NET INCOME
COLUMBUS, Ohio (October 31, 2006) Bancinsurance Corporation, a specialty property and casualty insurance holding company, today announced its financial results for the three and nine months ended September 30, 2006.
Highlights for the third quarter of 2006 include the following:
•	Net income of $2.1 million or $.42 per diluted share.

•	Net premiums earned of $12.4 million.

•	Combined ratio of 100.9%.

•	$2.4 million gain on sale of affiliate.

•	Shareholders’ equity of $35.6 million and book value per share of $7.15 at September 30, 2006.
John S. Sokol, President, stated, “The sale of our publishing subsidiary during the third quarter 2006 offset weaker operating results compared to the same period last year. This transaction was an opportunity to unlock value within a non-core business and realize a $2.4 million pre-tax gain. Additionally, it reinforces our focus on the Company’s specialty insurance products. We are committed to these markets which we believe offer long-term growth opportunities.”
Third Quarter Results
Net income increased to $2.1 million, or $0.42 per diluted share, for the third quarter 2006 from $1.5 million, or $0.30 per diluted share, for the same period last year. The most significant factor that influenced the year-over-year comparison was the previously disclosed sale of American Legal Publishing Corporation (“ALPC”) during the third quarter 2006 which generated a $2.4 million net realized gain ($1.6 million after tax or $0.32 per diluted share). Partially offsetting this gain was a $0.8 million increase in underwriting losses from the discontinued bond program during the third quarter 2006 as a result of the previously disclosed Harco arbitration ruling in August 2006.
Net premiums earned declined to $12.4 million for the third quarter 2006 from $13.8 million a year ago primarily due to lower ULTIMATE LOSS INSURANCE® (“ULI”) premiums as a result of a general agent transferring half of its production to other insurance carriers during the second half of 2005 (the “Transferred Business”) combined with the cancellation of a financial institution customer at the end of second quarter 2006.
Net investment income remained relatively flat at $0.9 million for the third quarter 2006 and 2005.
Management fees from our unemployment compensation (“UC”) product line declined $0.2 million for the third quarter 2006 compared to the prior year due primarily to an increase in unemployment experience for the respective periods.
Discontinued bond program losses and loss adjustment expenses (“LAE”) were $0.7 million and $0.1 million during the third quarter 2006 and 2005, respectively. The loss in third quarter 2006 was primarily attributable to the Harco arbitration ruling. As of September 30, 2006, three of the four arbitrations associated with the discontinued bond program have been resolved; only the Highlands’ arbitration remains outstanding. Losses and LAE on continuing business increased slightly to $6.3 million in the third quarter 2006 from $6.2 million a year ago.
Commission expense declined $0.4 million primarily due to the decrease in ULI commissions associated with the Transferred Business. Other insurance operating expenses and general and administrative expenses were down $0.4 million primarily due to one-time audit and legal expenses in the prior year associated with the withdrawal by the Company’s former independent registered public accounting firm. This decrease was partially offset by higher legal expenses associated with the discontinued bond program arbitrations during the third quarter 2006 compared to the prior year combined with an increase in compensation expense. Interest expense increased $0.1 million as a result of rising interest rates associated with the Company’s trust preferred debt.
Combined Ratio
The Company’s specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company, whose results represent the Company’s combined ratio. For the third quarter 2006, the combined ratio increased to 100.9% from 89.7% a year ago. The loss ratio increased to 56.4% for the third quarter 2006 from 46.1% a year ago partially due to the increase in losses for the discontinued bond program. Excluding the discontinued bond program, the loss ratio was 51.0% for the third quarter 2006 compared to 45.4% a year ago. This increase was primarily attributable to our ULI product line. The expense ratio increased to 44.5% for the third quarter 2006 from 43.6% a year ago primarily due to the decrease in management fees.
Nine Month Results
Net income increased to $5.0 million, or $1.00 per diluted share, for the first nine months of 2006 from $3.2 million, or $0.63 per diluted share, for the same period last year. The most significant factors that influenced the year-over-year comparison was the $2.4 million net realized gain on the sale of ALPC, a decrease in losses and LAE of $2.8 million for the discontinued bond program and a $1.2 million decrease in net realized gains on investments.
Net premiums earned declined to $36.3 million for the first nine months of 2006 from $39.5 million a year ago primarily due to a decrease in premiums for ULI, creditor placed insurance (“CPI”), waste industry products (“WIP”) and the discontinued bond program. ULI experienced the largest decline ($3.4 million) caused primarily by the Transferred Business, lower lending volumes for certain financial institution customers and the cancellation of a customer in the current year. This decrease in premiums was partially offset by a $1.2 million increase for our guaranteed auto protection (“GAP”) product line due primarily to pricing actions and new customers added. Net premiums earned for our UC product line remained relatively flat compared to a year ago.
Net investment income was $2.8 million for the first nine months of 2006, an increase of 19% from $2.3 million the prior year. This improvement was primarily due to growth in fixed income investments combined with higher yields compared to a year ago. Net realized gains on investments were $0.1 million for the first nine months of 2006 compared to $1.3 million a year ago due to the timing of sales of equity securities.
Management fees from our UC product line were $0.6 million for the first nine months of 2006 compared to $0.5 million the prior year.
Discontinued bond program losses and LAE were $1.0 million and $3.8 million during the first nine months of 2006 and 2005, respectively. The loss for the first nine months of 2006 was primarily attributable to the Harco arbitration ruling. The most significant factor contributing to the net loss for the first nine months of 2005 was the increase in reserves for this program during that period. Losses and LAE on continuing business increased $0.6 million for the first nine months of 2006 primarily due to favorable loss development for the ULI product line in the first nine months of 2005 and an increase in GAP losses due to the increase in business.
Commission expense declined $1.5 million for the first nine months of 2006 compared to the same period last year primarily due to the Transferred Business. Other insurance operating expenses and general and administrative expenses were down $1.0 million primarily due to one-time audit and legal expenses in the prior year associated with the withdrawal by the Company’s former independent registered public accounting firm. This decrease was partially offset by higher legal expenses associated with the discontinued bond program arbitrations in the first nine months of 2006 compared to the prior year combined with an increase in compensation expense. Interest expense increased $0.2 million for the first nine months of 2006 versus a year ago as a result of rising interest rates associated with the Company’s trust preferred debt.

Combined Ratio
For the first nine months of 2006, the combined ratio improved to 94.3% from 98.6% a year ago. The loss ratio improved to 50.7% for the first nine months of 2006 from 52.1% a year ago principally due to the decline in losses and LAE for the discontinued bond program. Excluding the discontinued bond program, the loss ratio was 48.1% for the first nine months of 2006 compared to 42.5% a year ago. This increase was primarily attributable to the prior year favorable loss development for the ULI product line. The expense ratio improved to 43.7% for the first nine months of 2006 from 46.5% a year ago primarily due to the decrease in other insurance operating expenses and the decline in ULI commissions associated with the Transferred Business.
About Bancinsurance Corporation
Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Automobile lender/dealer insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Our waste industry products consists of surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements. Other specialty products consist of contract surety bonds, service contracts and run off of the discontinued bond program.
Forward-Looking Statements
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Risk factors that might cause actual results to differ from those statements include, without limitation, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in the business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation, developments in the discontinued bond program and the related Highlands arbitration, the ongoing SEC private investigation and the concentrations of ownership of the Company’s common shares by members of the Sokol family, and other risk factors identified in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, any one of which might materially affect our financial condition and/or results of operations. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.
CONTACT:
John S. Sokol
President
jsokol@bancins.com
614-220-5200

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Net premiums earned	$12,420,099	$13,771,082	$36,251,226	$39,497,536
Net investment income	914,325	895,603	2,779,790	2,342,545
Net realized gains on investments	1,690	26,140	83,469	1,283,589
Net realized gain on sale of affiliate	2,449,391	—	2,449,391	—
Codification and subscription fees	485,642	776,950	2,255,558	2,502,998
Management fees	14,063	231,399	556,274	511,685
Other income	8,818	18,158	19,860	90,896

Total revenues	16,294,028	15,719,332	44,395,568	46,229,249

Expenses:
Losses and loss adjustment expenses (“LAE”)	6,288,788	6,177,129	17,172,750	16,534,986
Discontinued bond program losses and LAE	664,594	103,415	952,570	3,763,591
Commission expense	3,219,171	3,652,612	8,941,535	10,398,203
Other insurance operating expenses	2,143,234	2,356,173	6,862,167	7,831,927
Codification and subscription expenses	460,723	682,057	1,936,384	2,111,446
General and administrative expenses	309,105	490,023	725,964	763,094
Interest expense	376,268	297,698	1,060,536	833,594

Total expenses	13,461,883	13,759,107	37,651,906	42,236,841

Income before federal income taxes	2,832,145	1,960,225	6,743,662	3,992,408

Federal income tax expense	727,614	458,594	1,705,142	812,068

Net income	$2,104,531	$1,501,631	$5,038,520	$3,180,340

Net income per common share:
Basic	$.42	$.30	$1.01	$.64

Diluted	$.42	$.30	$1.00	$.63

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets
Investments:
Held to maturity:
Fixed maturities	$4,291,019	$4,821,629

Available for sale:
Fixed maturities	65,495,744	73,012,240
Equity securities	9,080,951	8,043,299

Short-term investments	8,871,398	8,964,738
Other invested assets	715,000	715,000

Total investments	88,454,112	95,556,906

Cash	2,772,418	4,528,875
Premiums receivable	4,744,567	5,403,960
Accounts receivable, net	—	674,357
Reinsurance recoverables	1,372,999	1,235,043
Prepaid reinsurance premiums	8,368,598	6,011,496
Deferred policy acquisition costs	9,897,014	9,678,821
Costs and estimated earnings in excess of billings on uncompleted codification contracts	—	248,035
Loans to affiliates	963,814	892,523
Intangible assets, net	—	771,013
Accrued investment income	972,532	1,128,104
Current federal income tax recoverable	39,636	—
Net deferred tax asset	—	485,461
Other assets	2,449,549	1,721,241

Total assets	120,035,239	128,335,835

Liabilities and Shareholders’ Equity
Reserve for unpaid losses and loss adjustment expenses	6,466,391	7,678,094
Discontinued bond program reserve for unpaid losses and loss adjustment expenses	5,551,251	19,626,129
Unearned premiums	37,683,495	35,579,349
Ceded reinsurance premiums payable	1,793,794	3,605,394
Experience rating adjustments payable	3,146,194	2,302,850
Retrospective premium adjustments payable	3,264,896	2,201,706
Funds held under reinsurance treaties	462,754	735,341
Contract funds on deposit	3,485,443	3,201,124
Taxes, licenses and fees payable	311,560	386,936
Current federal income tax payable	—	570,078
Net deferred tax liability	688,362	—
Deferred ceded commissions	1,554,924	1,337,098
Commissions payable	2,351,715	2,710,582
Billings in excess of estimated earnings on uncompleted codification contracts	—	75,108
Notes payable	—	27,119
Other liabilities	2,184,425	2,754,301
Trust preferred debt issued to affiliates	15,465,000	15,465,000

Total liabilities	84,410,204	98,256,209

Shareholders’ equity:
Common shares	1,794,141	1,794,141
Additional paid-in capital	1,482,239	1,336,073
Accumulated other comprehensive income	910,870	588,703
Retained earnings	37,171,306	32,132,786

	41,358,556	35,851,703

Less: Treasury shares	(5,733,521)	(5,772,077)

Total shareholders’ equity	35,625,035	30,079,626

Total liabilities and shareholders’ equity	$120,035,239	$128,335,835